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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
TC PipeLines GP, Inc., General Partner of TC PipeLines, LP:

        We consent to the use of our audit report dated February 24, 2011, with respect to the consolidated financial statements of TC PipeLines, LP which comprise the consolidated statements of income, comprehensive income, cash flows and changes in partners' equity for the year ended December 31, 2010, which report appears in the December 31, 2012 annual report on Form 10-K of TC PipeLines, LP, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

(signed) KPMG LLP

May 15, 2013
Calgary, Canada

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm